Exhibit 3.1

                      Restated Certificate of Incorporation
                                       of
                             AFP Imaging Corporation

                Under Section 807 of the Business Corporation Law

FIRST:          The name of the corporation is AFP Imaging Corporation.
                The name under which the corporation
                was formed is Automatic Film Processor Corporation.

SECOND: The certificate of incorporation of the corporation was filed with the Department of State on September 20, 1978.

THIRD: The text of the certificate of incorporation of the corporation is hereby restated, without further amendment or change, to read as follows:

                "FIRST:        The name of the corporation is AFP
                               Imaging Corporation.

                SECOND: The purposes for which the corporation is formed are:

                               (a) To manufacture, distribute, buy, sell, lease, export, import, and deal in image processing equipment of every kind and description and all equipment related thereto; to equip, erect, install, operate, use, and hire the same;
                               (b)    To engage in any business, related or
                                      unrelated to those described in
                                      clause (a) of this Article Second from
                                      time to time authorized or approved
                                      by the Board of Directors of this
                                      corporation or carry on any other trade
                                      or business which can, in the opinion
                                      of the Board of Directors of the
                                      company, be advantageously carried on
                                      in connection with or auxiliary to
                                      those described in clause (a) of this
                                      Article Second, and to do all such
                                      things as are incidental or conducive
                                      to the attainment of the above
                                      objects or any of them;
                               (c) To enter into any lawful arrangements for sharing profits and losses in any transaction or transactions, and to promote and organize other corporations;
                               (d) To have and to exercise all rights and powers that are now or may hereafter be granted to a corporation by law.

                               The foregoing shall be construed as objects, purposes, and powers, and the enumeration thereof shall not be held to limit or restrict in any manner the powers now or hereafter conferred on this corporation by the laws of the State of New York. The objects, purposes, and powers specified herein shall, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these articles. The objects, purposes, and powers specified in each of the clauses or paragraphs of this certificate of incorporation shall be regarded as independent objects, purposes, or powers.

                               The corporation may in its bylaws confer powers, not in conflict with law, upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute.

                THIRD:The      office of the corporation within the State of New
                               York is to be located in the Village of Elmsford, County of Westchester.

                FOURTH: The total number of shares which the Corporation shall have authority to issue is Thirty Five Million (35,000,000), of which Five Million (5,000,000) shares, of the par value of one cent ($.01) each, are to be of a class designated Preferred Shares and Thirty Million (30,000,000) shares, of the par value of one cent ($.01) each, are to be of a class designated Common Shares.

                               The Preferred Shares may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of Preferred Shares herein above authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Shares from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preferred Shares (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Shares. Shares of any series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Shares, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares.

                               Subject to the provisions of any applicable law, or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of outstanding Common Shares shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of Common Shares being entitled to one vote for each Common Share standing in his name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Shares of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Referred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

                               Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served.
                               The post office  address to which the
                               Secretary of State shall mail a copy of any process against the corporation served upon him is 250 Clearbrook Road, Elmsford,
                               New York 10523.

                SIXTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, is David Vozick, 250 Clearbrook Road, Elmsford, New York 10523.

                SEVENTH: The tax year for the corporation shall end on June 30th.

                EIGHTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                NINTH: Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

FOURTH: The restatement of the certificate of incorporation herein certified was authorized by the board of directors of the corporation.


Dated:  January 3, 2005

                                            /s/   David Vozick
                                           ---------------------------
                                           David Vozick, Secretary